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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF GOODWIN PROCTER LLP]

                                       June 28, 2002

Boston Private Financial Holdings, Inc.
Ten Post Office Square
Boston, MA  02109

Re: Legality of Securities to be Registered Under
    REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         In accordance with Item 601(b)(5) of Regulation S-K, we are furnishing this opinion to you in our capacity as counsel to Boston Private Financial Holdings, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), which relates to the registration of a total of 450,000 shares of common stock, par value $1.00 per share, of the Company to be issued pursuant to the Boston Private Financial Holdings, Inc. 401(k) Profit Sharing Plan (the "Plan"), and an indeterminate amount of plan interests to be offered or sold pursuant to the Plan (such shares of common stock together with such plan interests, the "Registered Securities").

         In that capacity, we have been furnished with and have examined originals, or copies certified or otherwise identified to our satisfaction, of
(i) the Plan; (ii) the Company's Restated Articles of Organization and Articles of Amendment; (iii) the Company's By-laws; and (iv) such records of the corporate proceedings of the Company as we have deemed material, each of the foregoing as presently in effect, and such records, certificates and other documents of the Company as we have deemed necessary or appropriate in connection with the opinions expressed below.

         For purposes of our examination, we have assumed and have not independently verified the legal capacity of all natural persons, the genuineness of all signatures, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of all documents submitted to us as originals or used as a basis for certified or photostatic copies.

         Members of our firm are admitted to the Bar of the Commonwealth of Massachusetts. We express no opinion as to the laws of any other jurisdictions other than those of the United States of America and the Commonwealth of Massachusetts.

         Based upon the foregoing, we are of the opinion that the Registered Securities have been duly authorized and, when issued pursuant to the terms of the Plan, will be legally issued, fully paid and non-assessable by the Company.

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         This opinion shall be interpreted in accordance with the Legal Opinion
Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May
1998).

         This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion after the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ Goodwin Procter LLP

                                             Goodwin Procter LLP